EXHIBIT 10.1
                            STOCK PURCHASE AGREEMENT

                  This Stock Purchase Agreement (the "AGREEMENT") dated as of the _____ day of November 2002, is by and amongst Xstream Beverage Group, Inc., a Nevada corporation (hereinafter referred to as "Buyer" or "Xstream") and, The Florida Brewery, Inc., a Florida corporation (the "Company" or "Florida Brewery"), Ramon Campos, Jr., Robert Harmon and Ramon Campos III ( collectively the "Shareholders").

                  WHEREAS, the respective Boards of Directors of Buyer and the Company deem the acquisition by Buyer of all of the issued and outstanding capital stock of the Company on the terms set forth in this Agreement to be desirable, generally to the welfare and advantage of each, and in the best interests of the shareholders of each;

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants herein contained, and for the purpose of prescribing the terms and conditions of such acquisition, the mode of carrying it into effect, and such other details and provisions as are necessary or desirable, the parties hereto hereby represent, warrant, covenant and agree as follows:

                                    ARTICLE I
                                PLAN OF AGREEMENT

1.01 (a) Number of Shares and other Consideration. Subject to the further conditions of this Agreement and the truth of the representations and warranties provided herein, the Shareholders set forth in Exhibit 1.01(a) agree to transfer to Buyer a total of __________ shares of the common stock of Florida Brewery (the "Shares"). Said Shares will at Closing represent 90% of the issued and outstanding shares of common stock of Florida Brewery.

                  The Purchase Price for the Shares shall be $3,550,000 payable as follows:

                  $2.5 million payable at closing by wire transfer to accounts designated by the shareholders; Two promissory notes totaling $1,050,000.


                  The Purchase Price shall be paid to the Shareholders as set more fully set forth on Exhibit 1.01(a).

                  Each of the promissory notes, copies of which are set forth on
Exhibit 1.01 (b), will be for a term of three years, payable semiannually with the first payment due six months following the closing date of this transaction. As security for the repayment of the Notes, Xstream shall deliver to the Law Firm of Dean, Ringers, Morgan & Lawton (the "Escrow Agent"), a total of _____________shares of the Buyer's common stock. The total number of shares to be delivered to the Escrow Agent shall be equal to the total dollar amount of each promissory note divided by the average of the bid and asked prices of Xstream common stock for the five trading days immediately


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prior to closing. The obligation of the Escrow Agent under this Agreement shall be subject to the terms and conditions of the Escrow Agreement attached hereto as Exhibit 1.01(C)).

                  (b) Adjustments to the Purchase Price:

                  There shall be a dollar for dollar reduction in the purchase price in the event of either one or both of the following:

                  (1) If on the date of Closing, Florida Brewery has in excess of $5 million in bank or institutional debt; or

                  (2) The Company's shareholders' equity as of September 30, 2002 is less than $2.15 million.

                  (3) Subject to the terms of paragraph 2.22, Xstream may offset any amounts due the Seller under the Promissory Note by reducing the amount of the promissory note on a dollar for dollar basis. Should Xstream choose to exercise this right of set-off, the number of Shares to be held by the Escrow Agent shall be adjusted accordingly. For purposes of an example only, if Xstream has claims which are subject to Set-off totaling $100,000, the amount of the note is $1,000,000 and there are 250,000 shares pledged as collateral, the Escrow Agent will be required to return 25,000 shares calculated as follows:

            x = amount of note                   z= no. of escrowed shares
            y= amount subject to setoff          a= no. of shares to be refunded
            a= (y/x)z                            a=(100,000/1,000,000) x 250,000
                               a = 25,000

                  Notwithstanding the foregoing, the Shareholders shall have a right to object to any claimed right of set-off under the Promissory Note prior to any such set-off and the Shareholders shall provide within 30 days of any such objection, documentation to support their objection.

                  Florida Brewery shall deliver to the Buyer at the Closing an audited balance sheet of the Company prepared in accordance with generally accepted accounting principles dated September 30, 2002 (the "Closing Date Balance Sheet") and accompanied by such other documentation satisfactory to the Buyer as to the amount of the outstanding bank or other institutional debt and the shareholders' equity as of September 30, 2002. Any reduction in the purchase price pursuant to section 1.01 (b)(1)(2) or (3) above shall be allocated to the promissory notes.

1.02. Releases. Concurrently with the Closing, the Shareholders shall execute a general release as to all promissory notes or other obligations due the Shareholders from Florida Brewery. In consideration thereof, Xstream shall issue at the Closing, a promissory note in the amount of $82,000 due Harmon and $200,000 due Campos. The terms and conditions of these promissory notes shall be identical to the notes set forth in paragraph 1.01 except that the promissory notes will not be collateralized with any Xstream common stock.

1.03 Option to Purchase Additional Shares. For so long as Ramon Campos III remains a shareholder of the Company, Buyer shall have an option to purchase the remaining shares owned by Campos III. The purchase price for the shares subject to the option shall be the Fair Market Value at the time Buyer chooses to exercise the option. If the parties cannot agree upon the Fair Market Value, the matter shall be submitted to binding arbitration. The parties agree to arbitration with the American Arbitration Association at their offices in Palm Beach County, Florida unless agreed to the contrary by


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the parties. The cost of the arbitration shall be borne equally by the parties if the estimated fair market value is within 10% of the price submitted by Campos III and Xstream. However, if the arbitrator determines that the fair market value is not within 10% of the price submitted by Campos III and Xstream but is within 10% of the value submitted by either party, then the other party shall be liable for the entire cost of the arbitration.

1.04 Right of First Refusal. For so long as Campos III remains a shareholder of Florida Brewery, Xstream shall have the absolute and unconditional right of first refusal to purchase any remaining shares of common stock of Florida Brewery owned by Campos III. Any offers received by Campos III must be in writing and submitted to Xstream. The offer must set forth the price and terms of any proposed purchase. Following receipt of the written term sheet, Xstream shall have 14 days to either accept or reject the proposed offer. If the offer is accepted, closing will take place at the latter of; the date set forth in the original offer or 60 days following receipt of the notice of the offer to purchase the Campos shares. For a period of three years following the Closing, if Xstream receives an offer to purchase any of the Shares, Xstream shall advise Campos III, and Campos III will have twenty days after receipt of said Notice to participate in the proposed sale pursuant to the same terms and conditions as are applicable to the Shares owned by Xstream.

                                   ARTICLE II
           REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDERS Florida Brewery and the Shareholders represent and warrant to Buyer that:

2.01 (a) Incorporation, Common Stock, Etc. Florida Brewery is a corporation duly organized and existing in good standing under the laws of Florida. Attached hereto as Schedule 2.01 is a copy of the Company's good standing certificate and Articles of Incorporation. Company has full corporate power and authority to carry on its business as it is now being conducted and to own and operate its assets, businesses and properties. Company has authorized capital stock consisting of ___________ shares of Common Stock, par value $ __________ per share, of which __________________ are issued and outstanding. There are no preferred shares authorized. There are, and at the Closing will be no outstanding subscriptions, options, warrants, convertible securities, calls, commitments or agreements calling for or requiring issuance or transfer, sale or other disposition of any shares of capital stock of the Company or calling for or requiring the issuance of any securities or rights convertible into or exchangeable (including on a contingent basis) for shares of capital stock. All of the outstanding shares of the Company are duly authorized, validly issued, fully paid and non- assessable. There are no dividends due, to be paid or in arrears with respect to any of the capital stock of Company.

                  (b) The Company's stock and minute books made available to the Buyer for review, are correct and complete as of the date provided. The copies of the Articles of Incorporation, Bylaws and Stock Registrar of the Company provided to Buyer are true and accurate and reflect all amendments made thereto through the date of this Agreement.

                  (C)) The Company does not own, directly or indirectly, any outstanding voting securities of or other interest in any other corporation, partnership or joint venture.

2.02 Company Financial Statements. Attached hereto as Schedule 2.02 are the year end audited financial statements for the Company dated September 30, 2002 and 2001. Said statements have been prepared using Generally Accepted Accounting Principles. The balance sheet of the Company included


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in the September 30, 2002 financial statements is referred to as the "September
30, 2002 Company Balance Sheet" and such September 30, 2002 date is referred to as the "September 30, 2002 Company Balance Sheet Date." These financial statements fairly present in all material respects the financial position of the Company. There has been no material change in the financial condition of the Company since the date of the financial statements and there are no known liabilities contingent or otherwise. All known liabilities of the Company are set forth in the financial statements and there are not undisclosed liabilities of any kind or nature. All indicated accounts receivable arose from bona fide transactions in the ordinary course of business, and the goods or services involved have been sold, delivered and performed to the account. If the September 30, 2002 audited financial statements reflect a material adverse change in the financial condition of the Company from that which was previously represented in the unaudited August 31, 2002 financial statements which have previously been delivered to the Buyer, Buyer may, in its sole and absolute discretion choose not to proceed with Closing and this Agreement will be of no further force or effect and each party shall be liable for their respective costs.

2.03 Litigation. Except as set forth in Schedule 2.03, there are no actions, suits, proceedings, or investigations pending or, to the best of its knowledge, threatened or contemplated against the Company or any of its subsidiaries at law or in equity, before any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign. The Company is not subject to any outstanding judgments or operating under or subject to or in default with respect to any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign.

2.04 Compliance with Laws. The Company has complied in all material respects with all laws, regulations, orders, domestic and foreign, and neither the present uses of its properties nor the conduct of its business violates any such laws, regulations, orders or requirements, where such violation would have a material adverse effect on the Company, and except as set forth in Schedule 2.04, the Company has not received any notice of any claim or assertion that it is not so in compliance.

                  Except as set forth on Schedule 2.04(b), there have neve been any hazardous materials stored on the property. Except as set forth on Schedule 2.04(b), the Company is currently in compliance with all applicable environmental laws, the Company has never received any inquiry from any governmental organization and there are no pending or contemplated investigations regarding the same.

2.05 Indebtedness. Except as set forth on Schedule 2.05 or as reflected on the financial statements, the Company, has not executed any instruments, or entered into any agreements or arrangements pursuant to which the Company has borrowed any money, incurred or guaranteed any indebtedness or established any line of credit which represents a liability of the Company as of the date thereof.

2.06 No Material Adverse Change. Since the September 30, 2002 Company Balance Sheet Dates, there has not been any material adverse change in the condition, financial or otherwise, of the Company's business, nor has there been any material transaction entered into by the Company. The Company will not incur any material obligations (defined as any commitment in excess of $25,000) pending closing without the prior written consent of the Buyer. It is further agreed that any legal fees incurred by the Company in connection with this transaction will be the responsibility of the Shareholders. Since the September 30, 2002 Company Balance Sheet date, there has not been any


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damage, destruction or loss, whether or not covered by insurance adversely affecting the Company's business, property or assets; nor has the Company (a) issued, sold, purchased, redeemed or granted any shares of common stock or any other securities of Company or any options, warrants or other rights to purchase any shares of common stock of any of the companies except as set forth in
Schedule 2.06; (b) amended its Articles of Incorporation or by-laws (except as set forth on Schedule 2.06(C)) paid any obligation or liability other than obligations or liabilities reflected in the September 30, 2002 Company Balance Sheet or any liabilities incurred thereafter in the ordinary course of business.

2.07 No Defaults. Neither the execution nor delivery of this Agreement nor the consummation of the contemplated transaction are events which, of themselves or with the giving of notice or passage of time or both, could constitute a violation of or conflict with or result in any breach of or default under the terms, conditions or provisions of any judgment, law, regulation or agreement, or the Company's Articles of Incorporation or Bylaws, or of any agreement or instrument to which Company or any Shareholder is a party or by which it is bound; or could result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on the property or assets of Company; and except as set forth on Schedule 2.07, no consent of any third party except as expressly contemplated herein is required for the consummation of this Agreement by Company or the Shareholders.

2.08 Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by the Company and the Shareholders, and each of the Shareholders and the Company has all requisite power and legal capacity to execute this Agreement. This Agreement will constitute the legal, valid and binding obligation of such party, enforceable in accordance with its terms. The Board of Directors of the Company has duly authorized the execution and delivery of this Agreement. Subject to the approval of the stockholders of the Company as provided herein, this Agreement constitutes a valid, legal and binding agreement of Company and is enforceable in accordance with its terms. Upon delivery to the Buyer of certificates representing the Shares, good and valid title to the Shares will pass to the Buyer free and clear of all liens and encumbrances.

2.09 Liabilities. Since the September 30, 2002 Balance Sheet date, the Company has not incurred any other liabilities except those incurred in the ordinary course of business. The September 30, 2002 Balance Sheet sets forth all liabilities of the Company, contingent or otherwise as of that date.

2.10 Taxes. Except as set forth on Schedule 2.10, all federal, state, and local tax returns, reports and declarations of estimated tax or estimated tax deposit forms required to be filed by Company have been duly filed; the Company has paid or reserved for all taxes which have become due pursuant to such returns or pursuant to any assessment received by it, and has paid all installments of estimated taxes due; and all taxes, levies and other assessments which it is required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities. The Company has no knowledge of any tax deficiency which has been or might be asserted against it which would materially and adversely affect the business or operations of the Company. Prior to Closing, the Company shall provide Buyer with copies of all tax returns, of any kind or nature, filed by Company, together with all accounting information.

2.11 Title to Property; Leases. Except as set forth in Schedule 2.11, the Company has good and defensible title in fee simple to, or valid and enforceable leasehold estates in, all properties and assets, which are material to its continued operations, free and clear of all liens, encumbrances, charges or restrictions except those which are not materially significant or important in relation to its operations and business. Except as set forth in Schedule 2.11, all of such leases and subleases under


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which Company is the lessor or sublessor, lessee or sublessee of properties or assets or under which Company holds properties or assets as lessee or sublessee are in full force and effect. The Company is not in default in any material respect of any of the terms or provisions of any of such leases or subleases, and no claim has been asserted by anyone adverse to the Company's rights as lessor, sublessor, lessee or sublessee under any of the leases or subleases mentioned above, or affecting or questioning the Company's rights to continued possession of the leased or subleased premises or assets under any such lease or sublease; and Company either owns or leases all such properties as are necessary to its operations as now conducted.

                  Attached hereto and marked Schedule 2.11(b) is an accounting of all assets with a market value in excess of $5,000 owned by the Company including all tangible and intangible assets and assets owned through any subsidiaries.

                  Attached hereto and marked Schedule 2.11(C)) is a list of all leases, licenses or similar agreement relating to the use of any of Seller's real or personal property.

2.12 Licenses. The Company has obtained all required licenses, permits or other governmental authorization for the conduct of its business as now being conducted.

2.13 Bank Accounts. Attached hereto as Schedule 2.13 is a listing of all bank accounts and account numbers which are currently held by the Company. Concurrent with the Closing, the Company shall take such steps as necessary in order for Xstream or its designees to be named as signatories.

2.14 Contracts and Commitments. Except as set forth in Schedule 2.14, there are no contracts nor commitments of the Company requiring any future payment to an officer, director, employee, agent or shareholder of Company. Also attached and marked as Schedule 2.14(b) is a list of all current employees and the salary of each. As of the Closing Date, all salaries due and payable have been paid or properly accrued.

                  Except as set forth in Schedule 2.14 (C)), the Company is not a party to any Agreement, which requires the payment of more than $5,000 on any annual basis. Any agreements listed on this schedule are valid and binding agreements of the Company.

2.15 Representations True and Correct. This Agreement and the Schedules attached hereto do not contain any untrue statement of a material fact concerning Company or omit any material fact concerning Company or the Shareholders which is necessary in order to make the statements therein not misleading. All of the representations and warranties contained in this Article II (including all statements contained in any certificate or other instrument delivered by or on behalf of the Shareholders pursuant hereto or in connection with the transactions contemplated hereby) shall survive the Closing but expire and terminate on the first anniversary of the Closing

2.16 Retirement Plans. Except as set forth on Schedule 2.16, neither the Company nor any of its subsidiaries are obligated under any pension plan, profit sharing or similar employee benefit plan. Any pension liabilities have been satisfied in full and there is no obligation on the part of the Company to fund any pension plans.

2.17 Intellectual Property Rights. Attached hereto as Schedule 2.17 is a list of all trademarks, trade names and formulas which are owned by the Company, both domestic and foreign, together with copies of any official notices from any issuing governing organization. The Company has valid ownership to all trademarks identified in Schedule 2.17 and has been granted by the United States Patent and Trademark Office valid trademarks. The Company is not aware of any claims for trademark or patent infringement in connection with any of its products or services. The Company owns or has the right to use any information, know-how, trade secrets, patents, copyrights, trademarks, trade names, trade secrets, software and other intangible property rights used in its business operation.

2.18 Inventory and Product. Except as may be set forth on Schedule 2.18, the inventory of the Company as of the Closing Date shall consist of items of a quality, condition and quantity consistent with normal seasonally adjusted inventory levels.

                  Each product designed, manufactured, sold or distributed by or on behalf of the Company has been designed, manufactured, sold or distributed in accordance with the specifications under which the product is normally produced. There exists no set of facts which could reasonably be expected to furnish a basis for the recall or withdrawal of any product.

2.19 Insurance. Attached hereto as Schedule 2.19 is a complete and correct list of all insurance policies and the total amount of coverage of each policy (including without limitation, fire, liability, product liability, workmen's compensation and vehicular) currently in effect that relates to the Company, its properties or the operation of its business. None of the insurance carriers has indicated any intent to cancel the policies nor does the Company have any claims pending with any of the insurance carriers.

2.20 Suppliers and Customers. Attached hereto as Schedule 2.20 is a list of all principal suppliers and customers representing more than 10% of the Company's gross purchases or sales. During the period of October 1, 2001 through September 30, 2002. The Company maintains good relationships with all customers and suppliers required to be listed on Schedule 2.20 and no such party has canceled, terminated or threatened to terminate or materially decrease its relationship with the Company. The Company agrees and acknowledges that maintaining the current customer base is a significant inducement to entering into this transaction, although Buyer acknowledges that Buyer controls this issue after the Closing.

2.21 Transactions with Affiliates. Except as set forth in Schedule 2.21, and except for normal advances to employees consistent with past practices, the Company has not purchased, acquired or leased any property from any officer, director or shareholder or any affiliates of the foregoing.

2.22 Indemnification. The Company and the Shareholders shall indemnify and hold Buyer, its officers and directors, harmless of and in respect of:

                  (1) Any damage or loss resulting from any breach of a representation or warranty, or non-fulfillment of an agreement on the part of Company under this Agreement;

                  (2) All actions or proceedings brought against the Company as a result of any action by the Company or its employees occurring prior to Closing.

                  The foregoing indemnification shall apply to claims for indemnification that in the aggregate exceed $50,000 and shall be limited to a term of one year following Closing.

                  The Buyer shall promptly after receipt by it of notice of the assertion or the commencement of any claim with respect to an issue giving rise to indemnification pursuant to this Section 2.22 advise the Shareholders and thereafter keep them informed with respect thereto. In the case of any such claim, the Shareholders shall be entitled to assume the defense thereof with counsel reasonably satisfactory to the Buyer and at the Shareholders' own expense.

                  The indemnification set forth in this Section 2.22 expires of the first anniversary of the Closing. However, any claim for indemnification asserted prior to the first anniversary date shall remain valid.

2.23 Ownership of the Shares. The Shareholders own 100% of the issued and outstanding shares of stock of Company. The Shares are owned free and clear of any liens or encumbrances. Those Shares which are being purchased pursuant to this Agreement represent 90% of the Company's issued and outstanding shares of common stock and the Shareholders are free to transfer these Shares without the consent of any third party except as set forth in Schedule 2.07.

                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to the Shareholders and Company that:

3.01 Incorporation, Common Stock, Etc. Buyer is a corporation duly organized and existing in good standing under the laws of the State of Nevada. The Buyer has full corporate power and authority to carry on its business as it is now being conducted and to own and operate its assets, businesses and properties. The Buyer has authorized capital stock consisting of 50 million shares of Common Stock, par value $.001 per share, of which _____________were outstanding as of September 30, 2002. All of the outstanding shares of the Buyer are duly authorized, validly issued, fully paid and non-assessable. There are no dividends due, to be paid or are in arrears with respect to any of the capital stock of Buyer. The Buyer is also authorized to issue 10 million shares of preferred stock; of which 200,000 Series A have been issued.

3.02 Corporate Action of Buyer. The Board of Directors of the Buyer has duly authorized the execution and delivery of this Agreement and the promissory notes to be delivered by the Buyer to the Shareholders pursuant to Article I (the "Notes"). This Agreement, and the Notes at Closing will constitute valid, legal and binding agreements of Buyer enforceable in accordance with their terms.

3.02 Corporate Action of Buyer. The Board of Directors of the Buyer has duly authorized the execution and delivery of this Agreement. This Agreement constitutes a valid, legal and binding agreement of Buyer and is enforceable in accordance with its terms.

3.03 Financial Statements. The Financial Statements as filed by the Buyer with the Securities and Exchange Commission ("SEC") present fairly the financial position of Xstream and do not contain any material omissions. These financial statements are incorporated herein by reference. These financial statements fairly present in all material respects the financial position of the Company.




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                  Since the date of the most recent balance sheet filed by
Xstream with the SEC, there have been no events, changes, or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a material adverse effect on Xstream. Since December 31, 2001, Xstream has filed all reports and registration statements and the documents required to be filed with the SEC under the rules and regulations of the SEC and all such reports and registration statements or other documents have complied in all material respects, as of their respective filing dates and effective dates, as the case may be with the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 and the rules and regulations thereunder. As of the respective filing and effective dates, none of such reports and registration statements and other documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.04 Litigation. Except as set forth in any filings with the SEC, or as set forth in Schedule 3.04, there are no actions, suits, proceedings, or investigations pending or, to the best of its knowledge, threatened or contemplated against Xstream or any of its subsidiaries at law or in equity, before any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign.

3.05 Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by Xstream and Xstream has all requisite power and legal capacity to execute this Agreement. This Agreement constitutes the legal, valid and binding obligation of Xstream, enforceable in accordance with its terms. The Board of Directors of Xstream has duly authorized the execution and delivery of this Agreement and it constitutes a valid, legal and binding agreement of the Buyer and is enforceable against Buyer in accordance with its terms.

3.06 Representations, True and Correct. This Agreement does not contain any untrue statement of a material fact concerning the Buyer or omit any material fact concerning the Buyer which is necessary in order to make the statements therein not misleading. The representations and warranties contained in this
Article III (including all statements contained in any certificate or other instrument delivered by or on behalf of the Buyer pursuant hereto or in connection with the transactions contemplated hereby) shall survive the Closing but expire and terminate on the first anniversary of the Closing.


3.07 Indemnification. The Buyer shall indemnify and hold the Shareholders harmless of and in respect of:

                  (1) Any damages or loss resulting from any breach of a representation or warranty, or nonfulfillment of an agreement, on the part of the Buyer under this Agreement;

                  (2) For a period of one year all actions or proceedings brought against the Company as a result of any action by the Company or its employees.

                  The Shareholders shall promptly after receipt by them of notice of the assertion or the commencement of any claim with respect to an issue giving rise to indemnification pursuant to this Section 3.07 advise the Buyer and thereafter keep it informed with respect thereto. In the case of any such claim, the Buyer shall be entitled to assume the defense thereof with counsel reasonably satisfactory to Shareholders and at the Buyer's own expense.

                  The indemnification set forth in this Section 3.08 expires of the first anniversary of the Closing. However, any claim for indemnification asserted prior to the first anniversary date shall remain valid.

                                   ARTICLE IV
                 CONDITIONS TO THE OBLIGATIONS OF BUYER TO CLOSE

                  The obligations of Buyer under this Agreement are subject to the fulfillment of the following conditions at, or prior to, the Closing Date:

4.01 Representations, Warranties and Covenants. All representations and warranties of Company contained in this Agreement and in any statement, certificate, schedule or other document delivered by Company pursuant hereto or in connection herewith shall have been true and accurate in all respects as of the date when made and as of the Closing Date.

4.02 Covenants, Etc. Company shall have substantially performed and complied with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by them prior to, or at, the Closing Date including delivery of all required schedules as set forth in Article II.

4.03 Certificate. Company shall have delivered to Buyer, a certificate of the President and Secretary of Company, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Schedules 4.01 and 4.02.

4.04 Proceedings. No action or proceedings shall have been instituted or threatened against the Company which could materially adversely affect the business of the Company. No action or proceeding shall have been instituted or threatened against any of the parties to this Agreement or their directors or officers before any court or governmental agency to restrain, prohibit or obtain substantial damages in respect of this Agreement or the consummation of the transaction contemplated hereby.

4.05 Corporate Documents. Prior to Closing the Company shall furnish to Buyer copies of the Articles of Incorporation of Company and each amendment thereto, if any, which shall be certified by a proper state official; one copy of the By-Laws and minutes of Company by its secretary or an assistant secretary as being currently in effect, and a certificate of good standing issued by the proper state officials of each state in which Company transacts business and is required to qualify.

4.06 Document & Production. This Agreement is expressly conditioned on Company providing all identified schedules and exhibits at the time of Closing.

4.07 Resignation and Election of Directors. At Closing, the Shareholders shall tender their resignation as officers and directors of the Company and provide for the appointment of Theodore Farnsworth, Edward Arioli and Steve Haglund to the Board of Directors effective as of the Closing.

4.08 Assumption of Bank Debt. Closing is specifically subject to and contingent upon Buyer securing the consent of the Company's lender to this transaction or at the discretion of the Buyer, obtaining a new line of credit to replace the current bank line in an amount of $5 million.

4.09 Access to Financial Records Pending Closing. The Company shall deliver all required financial statements at least seven days prior to Closing. In addition, the Company will provide any requested financial records to Buyer in connection with Buyer's Due Diligence.

4.10 Casualty Loss. If the Company should suffer a casualty loss, whether or not covered by insurance between the date of execution of this Agreement and Closing in an amount in excess of $100,000, the Buyer may, in its sole and absolute discretion terminate this Agreement without further obligation.

4.11 Termination of Shareholders Agreement. At the Closing , the Shareholders Agreement entered into between Ramon S. Campos and Robert J. Harmon shall be terminated and of no further force or effect.


                                    ARTICLE V
          CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND SHAREHOLDERS

                  The obligations of the Company and the Shareholders under this Agreement are subject to the fulfillment of the following conditions at or prior to the Closing Date:

5.01 Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement and in any statement, certificate, schedule or other document delivered pursuant hereto, or in connection herewith, shall have been true and accurate in all respects as of the date when made and as of the Closing Date.

5.02 Covenants, Etc. Buyer shall have substantially performed and complied with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to, or at, the Closing Date.

5.03 Certificate. Buyer shall have delivered to Shareholders a certificate of the President and Secretary of Buyer, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Schedules 5.01 and 5.02.

5.04 Proceedings. No action or proceedings shall have been instituted or threatened against the Buyer which could materially adversely affect the business of the Buyer. No action or proceeding shall have been instituted or threatened against any of the parties to this Agreement or their directors or officers before any court or governmental agency to restrain, prohibit or obtain substantial damages in respect of this Agreement or the consummation of the transaction contemplated hereby.

5.05 Release of Personal Guarantees. At or prior to Closing, Buyer will have arranged for the Shareholders to be released from any personal guarantees which the Shareholders have been required to execute in connection with either the Company's existing bank debt or in connection with its normal business operations.

                                   ARTICLE VI
                            MISCELLANEOUS PROVISIONS

6.01 Abandonment of Agreement. This Agreement may be terminated and the transaction hereby contemplated abandoned at any time prior to the Closing Date, whether before or after the approval and adoption hereof by the shareholders of the Company by (a) the mutual consent of the Board of Directors of Company and

Buyer, (b) by the Board of Directors of Buyer, if any condition to its obligations provided in this Agreement has not been met at the time such condition is to be met and has not been waived by it, ( c ) by the Shareholders and the Board of Directors of the Company, if any condition to the obligations of the Shareholders and the Company provided in this Agreement has not been met at the time such condition is to be met and has not been waived by it, or (d) if the Closing has not occurred on or before December 15, 2002 unless extended by the mutual consent of the parties.

6.02 Liabilities. In the event this Agreement is terminated pursuant to Section 6.01, no party hereto shall have any liability to the other and each party shall bear their own costs incurred.

6.03 Assignments. This Agreement may not be assigned by the Shareholders or the Buyers except with the written consent of the nonassigning party.

6.04 Survival of Representations and Warranties. Company, Shareholders and Buyer agree all representations and warranties contained herein or made hereunder shall survive until the first anniversary of the Closing, except that any breach disclosed in writing to either party prior to Closing is waived by such party if it elects to close notwithstanding such breach.

6.05 Notices. All notices, demands and other communications which may or are required to be given pursuant to this Agreement shall be given or made when personally delivered or when sent via overnight delivery service, postage pre-paid, addressed as follows:

         If to Buyer to:            Xstream. Beverage Group, Inc.
                                    621 NW 53rd Street
                                    Suite 145
                                    Boca Raton, Florida 33487
                                    Attn: Steve A. Haglund

         With a copy to:            Jeffrey Klein, Esquire
                                    Newman, Pollock & Klein, LLP
                                    2101 NW Corporate Blvd.
                                    Suite 214
                                    Boca Raton, Florida 33431

or to such other address as Buyer may, from time to time, designate by Notice to Shareholders.

         If to Shareholders and Company
         prior to Closing

         If to Shareholders          Florida Brewery, Inc.
         after Closing               202 Grandy Road
                                     Auburndale, Florida 33023

                                     Robert Harmon
                                     2426 Wildwood Court
                                     Winter Haven, Florida 33884

                                     Ramon Campos, Jr.
                                     2134 Kirkland Lake Drive
                                     Auburndale, Florida 33823

         With a copy to:             John P. Greeley, Esquire
                                     Smith MacKinnon, PA
                                     255 South Orange Ave.,Ste.800
                                     Orlando, Florida 32801

or to such other addresses as the Shareholders may, from time to time, designate by notice to Buyer.

6.06 Closing. The closing date for the contemplated transaction shall be on or before December 15, 2002.

6.07 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any and all prior agreements between the parties relating to its subject matter. The representations, warranties, covenants and conditions of the obligations of the parties hereto may not be orally amended, modified or altered, but may be amended, modified or altered in a writing signed by each of the parties, whether before or after the meeting of shareholders of Company contemplated herein.

6.08 Captions. The captions of Articles and Sections of Articles hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

6.09 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Florida and jurisdiction for any dispute shall be in Palm Beach County, Florida. By entering into this Agreement, the parties agree to the jurisdiction of the state courts within the state of Florida. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to recover from the other party all costs including reasonable attorneys fees.

6.10 Waivers. Any failure of either party hereto to comply with any of its obligations or agreements, or to fulfill conditions herein contained may be waived in writing by the other party. No waiver by any party of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

6.11 Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one agreement, binding upon all of the parties hereto, notwithstanding that not all of the parties are signatory to the original or the same counterpart.

6.12 Successors. The terms covenants and conditions of the Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

6.13 Binding Agreement. This Agreement represents the entire agreement among the parties hereto with respect to the matters described herein and is binding upon and shall inure to the benefit of the parties hereto and their legal representatives. This Agreement may not be assigned and, except as stated herein, may not be altered or amended except in writing executed by the party to be charged.

6.14 Confidentiality. Each of the parties hereto and their respective agents will maintain the confidentiality of all information provided in connection with this Agreement which has not been publicly disclosed.

6.15 Insurance. For a period of two years following Closing, the Company shall provide family health insurance coverage to Campos Jr. and Harmon. The coverage will be equivalent to the health insurance coverage which will be offered to the Company's employees. Notwithstanding the foregoing, if either Campos or Harmon obtain employment following Closing and said employment provides health insurance benefits, then the obligation of the Company shall cease. In addition, the obligation of the Company to pay for health insurance for a period of two years is subject to any time limitation which may be imposed as a result of COBRA.

This Agreement entered into the date first entered above.

         Xstream Beverage Group, Inc.                            WITNESS:

         ________________                                _____________________
         BY:   Steve A. Haglund
         ITS: CEO

         The Florida Brewery, Inc.


         BY:  Ramon Campos Jr.
         ITS: President

         THE SHAREHOLDERS

          _______________________                        _____________________
         RAMON CAMPOS JR.

         ____________________                            _______________________
         ROBERT HARMON

         ____________________                            _______________________
         RAMON CAMPOS III